Pricing Supplement No. 7 Dated March 9, 1999                    Registration No.
(To Prospectus and Prospectus Supplement                              333-41059
Dated March 26, 1998)                                             Rule 424(b)(3)

                              U.S. $5,000,000,000
                           FORD MOTOR CREDIT COMPANY

                           Medium-Term Notes Due from
                              9 Months to 30 Years
                               from Date of Issue

     Ford Motor Credit Company has designated $50,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Smith Barney Inc. has agreed to purchase the Notes at a price of 99.825% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

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
Issue Date:                        March 16, 1999.

Principal Amount:                  $50,000,000.

Interest Rate Basis:               LIBOR having an Index Maturity of
                                   three months plus 2 basis points.

Interest Reset Dates:              On the Issue Date and thereafter
                                   quarterly on June 16, 1999,
                                   September 15, 1999, December 15,
                                   1999, March 15, 2000, June 14,
                                   2000, September 14, 2000, December
                                   14, 2000.

Interest Payment Dates:            Quarterly on June 16, 1999,
                                   September 15, 1999, December 15,
                                   1999, March 15, 2000, June 14,
                                   2000, September 14, 2000, December
                                   14, 2000 and at Stated Maturity.

Stated Maturity:                   March 14, 2001.

Reference Agent:                   The Chase Manhattan Bank.
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                           SALOMON SMITH BARNEY INC.